                                                                    EXHIBIT 99.1
IXC NEWS RELEASE, AS AMENDED

                                 March 31, 1998

           IXC Communications, Inc. Completes Sale of $135 Million of
                          Convertible Preferred Stock


     IXC Communications, Inc. (Nasdaq: IIXC) announced today that it completed the sale under Rule 144A of $135 million of its 6-3/4% Cumulative Convertible Preferred Stock (the "Convertible Preferred Stock"). The Convertible Preferred Stock was issued in the form of 2,700,000 depositary shares ("Depositary Share"), each Depositary Share representing 1/20 of a share of the Convertible Preferred Stock. The Convertible Preferred Stock is convertible at the option of the holders at any time from the date of issue at a conversion rate (subject to adjustment in certain events) of 0.6874 shares of Common Stock per $50 Depositary Share (13.748 shares of Common Stock per $1,000 share of Convertible Preferred Stock).

     Dividends on the Convertible Preferred Stock are cumulative and are payable quarterly. Dividends may, at IXC's option, be paid in Common Stock under certain circumstances. The Convertible Preferred Stock is redeemable after April 15, 2000, subject to certain conditions if redeemed prior to April 1, 2002.

     The net proceeds from the offering will be used to fund capital expenditures, including a portion of IXC's coast-to-coast digital communications network, and for general corporate purposes.

     The Convertible Preferred Stock has not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     Austin, Texas-based IXC Communications, Inc. is one of the largest and fastest-growing suppliers of network-based information delivery solutions for the global communications market. The Company owns and operates one of the nation's newest and most technologically advanced digital networks and makes network capacity available to local telephone companies, national and regional long-distance carriers, cable and utility companies, and Internet Service Providers. IXC also offers a complete line of telecommunications products and services to both wholesale and retail customers, including private line, broadband, and switched and dedicated inbound and outbound calling products, and calling card and debit card services. IXC is a publicly traded company listed on NASDAQ under the symbol of IIXC. IXC's Web site is located at www.ixc-comm.com.

                                      ###

Investor Contact:                       Media Contact:
James F. Guthrie                        Melissa Jackson
Executive Vice President,               Manager of Public Relations
  Chief Financial Officer               (512) 231-5247
(512) 427-3713                          mjackson@ixc-comm.com
jguthrie@ixc-comm.com